Filed Pursuant to Rule 433

Registration No. 333-165957

$2,369,921,000 Bank of America Auto Trust 2012-1 Prime Auto Loans

Sole Lead	:	BofAML
Co-Mgrs (Class A)	:	C,CS,JPM,RBC,RBS

CL	$SIZE(MM)	WAL	M/S	PWIN	E.FINAL	L.FINAL	BENCH	YLD	PRICE	CPN
A1	598.684	0.25	P-1/A-1+	1-7	11/12	4/15/13	ILIB - 20	0.26865	100.00000
A2	699.000	0.98	Aaa/AAA	7-17	9/13	11/17/14	EDSF + 8	0.596	99.99486	0.59
A3	744.000	2.09	Aaa/AAA	17-35	3/15	6/15/16	ISWP + 18	0.783	99.99643	0.78
A4	208.316	3.2	Aaa/AAA	35-43	11/15	12/15/16	ISWP + 28	1.042	99.96936	1.03
B	30.871	3.64	Aa2/AA+	43-44	12/15	2/15/17	ISWP + 75	1.605	99.96588	1.59
C	53.430	3.66	A2/AA	44-44	12/15	7/17/17	ISWP + 125	2.109	99.96556	2.09
D	35.620	3.66	Baa3/A-	44-44	12/15	3/15/19	ISWP + 215	3.009	99.99896	2.99

TICKER:	BAAT 12-1	REGISTRATION:	Public
EXPECTED SETTLE:	4/18/12	FIRST PAY:	5/15/12
EXPECTED RATINGS:	Moodys/S&P	PXG SPEED:	1.4% ABS to 5% Call
ERISA ELIGIBLE:	YES	BILL & DELIVER:	BofAML

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.